As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Senmiao Technology Limited
(Exact name of registrant as specified in its charter)

Nevada	6199	35-2600898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xi Wen, Chief Executive Officer

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May [●], 2023

720,706 Shares of Common Stock Issuable upon Conversion of Series A

Convertible Preferred Stock

5,310,762 Shares of Common Stock Issuable upon

Exercise of Investor Warrants

55,149 Shares of Common Stock Issuable upon

Exercise of Placement Agent Warrants

SENMIAO TECHNOLOGY LIMITED

This prospectus relates to the possible resale or other disposition, from time to time, of up to 6,136,617 shares of common stock (the “common stock”) of Senmiao Technology Limited (“Senmiao”) issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants to purchase shares of common stock by the selling stockholders named in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” We are registering the applicable shares of common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of common stock covered by this prospectus does not necessarily mean that any shares of common stock will be sold by any of the selling stockholders, and Senmiao cannot predict when or in what amounts any of the selling stockholders may sell any shares of common stock offered by this prospectus. The prices at which the selling stockholders may sell the shares of common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions. Senmiao is filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders.

Senmiao is not selling any shares of common stock under this prospectus and will not receive any proceeds from any sale or disposition by the selling stockholders of the shares of common stock covered by this prospectus. However, Senmiao will receive proceeds in connection with the applicable exercise price of the Warrants to purchase shares of common stock, unless any of such Warrants will be exercised via cashless exercise to the extent provided for in the applicable Warrant. In addition, Senmiao has agreed to pay all fees and expenses incident to its contractual obligations to register the shares of our common stock. The selling stockholders from time to time may offer and sell the shares of common stock held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus under “Plan of Distribution.” No shares of common stock may be sold without delivery of this prospectus describing the method and terms of the offering of such shares.

Senmiao’s common stock trades on the Nasdaq Capital Market, or Nasdaq, under the symbol “AIHS.” On May [●], 2023, the last reported sale price of Senmiao’s common stock on Nasdaq was $[●] per share.

INVESTING IN SENMIAO’S SECURITIES INVOLVES SUBSTANTIAL RISKS. SENMIAO IS NOT A CHINESE OPERATING COMPANY, BUT a holding company incorporated in NEVADA. As a holding company with no material operations of ITS own, IT conductS a substantial majority of ITS operations through ITS operating entities established in the People’s Republic of China, or the PRC, primarily ITS wholly AND MAJORITY owned subsidiaries. THE COMMON STOCK offered in this prospectus are shares of SENMIAO, A NEVADA holding company that maintains service agreements with the associated operating companies. SENMIAO AND ITS SUBSIDIARIES are subject to certain legal and operational risks in China. PRC laws and regulations governing THE COMPANY’S current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in THE subsidiaries’ operations, significant depreciation of the value of SENMIAO’S common stock, or a complete hindrance of SENMIAO’S ability to offer or continue to offer ITS securities to investors. in the past few months, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact OF such modified or new laws and regulations will have on THE COMPANY’S daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Chinese regulatory authorities could disallow THE COMPANY’S structure, which could result in a material change in THE COMPANY’S operations and the value of SENMIAO’S securities could decline or become worthless. For a description of THE COMPANY’S corporate structure, see “Corporate Structure” on page 10. See also “Risk Factors - Risks Related to our Corporate Structure” INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 14 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF SENMIAO’S COMMON STOCK.

NONE OF SENIMAO’S SUBSIDIARIES OR ITS FORMER VIES HAS ISSUED ANY DIVIDENDS OR DISTRIBUTIONS TO RESPECTIVE HOLDING COMPANIES, OR TO ANY INVESTORS AS OF THE DATE OF THIS PROSPECTUS. SENMIAO’S SUBSIDIARIES IN THE PRC GENERATE AND RETAIN CASH GENERATED FROM OPERATING ACTIVITIES AND RE-INVEST IT IN THE COMPANY’S BUSINESS. IN THE FUTURE, CASH PROCEEDS RAISED FROM OVERSEAS FINANCING ACTIVITIES, INCLUDING THE CASH PROCEEDS FROM THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS BY THE SELLING STOCKHOLDERS REFERENCED IN THIS PROSPECTUS, MAY BE TRANSFERRED BY SENMIAO TO SENMIAO’S PRC SUBSIDIARIES VIA CAPITAL CONTRIBUTION AND SHAREHOLDER LOANS, AS THE CASE MAY BE.

THE MAJORITY OF SENMIAO’S INCOME IS RECEIVED IN RMB AND SHORTAGES IN FOREIGN CURRENCIES MAY RESTRICT THE COMPANY’S ABILITY TO PAY DIVIDENDS OR OTHER PAYMENTS, OR OTHERWISE SATISFY THE COMPANY’S FOREIGN CURRENCY DENOMINATED OBLIGATIONS, IF ANY. UNDER EXISTING PRC FOREIGN EXCHANGE REGULATIONS, PAYMENTS OF CURRENT ACCOUNT ITEMS, INCLUDING PROFIT DISTRIBUTIONS, INTEREST PAYMENTS AND EXPENDITURES FROM TRADE-RELATED TRANSACTIONS, CAN BE MADE IN FOREIGN CURRENCIES WITHOUT PRIOR APPROVAL FROM THE STATE ADMINISTRATION OF THE FOREIGN EXCHANGE (“SAFE”) IN THE PRC AS LONG AS CERTAIN PROCEDURAL REQUIREMENTS ARE MET. APPROVAL FROM APPROPRIATE GOVERNMENT AUTHORITIES IS REQUIRED IF RENMINBI IS CONVERTED INTO FOREIGN CURRENCY AND REMITTED OUT OF CHINA TO PAY CAPITAL EXPENSES SUCH AS THE REPAYMENT OF LOANS DENOMINATED IN FOREIGN CURRENCIES. THE PRC GOVERNMENT MAY, AT ITS DISCRETION, IMPOSE RESTRICTIONS ON ACCESS TO FOREIGN CURRENCIES FOR CURRENT ACCOUNT TRANSACTIONS AND IF THIS OCCURS IN THE FUTURE, SENMIAO MAY NOT BE ABLE TO PAY DIVIDENDS IN FOREIGN CURRENCIES TO ITS SHAREHOLDERS. SEE THE SECTION TITLED “CASH TRANSFER AND DIVIDEND PAYMENT” BEGINNING ON PAGE 19 OF THIS PROSPECTUS FOR DETAILS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. Senmiao has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, Senmiao undertakes no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock other than the shares of common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. Senmiao has not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 27 of this prospectus.

Unless otherwise stated in this prospectus, references to:

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

●	“Corenel” refers to Chengdu Corenel Technology Limited, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;

●	“Hunan Ruixi” refers to Hunan Ruixi Financial Leasing Co., Ltd., a PRC limited liability company and our majority owned subsidiary in China;

●	“Jiekai” refers to Chengdu Jiekai Technology Ltd., a PRC limited liability company in China and a majority owned subsidiary of Corenel.

●	“Jinkailong” refers to Sichuan Jinkailong Automobile Leasing Co., Ltd., our former variable interest entity, a PRC limited liability company with 35% equity interest held by Hunan Ruixi;

●	“Operating Entities” refers to Corenel, Hunan Ruixi, Jiekai, Senmiao Consulting, XXTX and Yicheng.

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“Ruixi Leasing” refers to Hunan Ruixi Automobile Leasing Co., Ltd., the former wholly owned subsidiary of Hunan Ruixi;

●	“Senmiao” refers to Senmiao Technology Limited.

●	“we,” “us,” “the Company”, “our company” and “our” refer to Senmiao Technology Limited., its subsidiaries and its former consolidated variable interest entities;

●	“Senmiao Consulting” refers to Sichuan Senmiao Zecheng Business Consulting Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China;

●	“Sichuan Senmiao” refers to Sichuan Senmiao Ronglian Technology Co., Ltd., a PRC limited liability company, the majority owned subsidiary of Senmiao Consulting and our former variable interest entity in China;

●	“U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

●	“XXTX” refers to Hunan Xixingtianxia Technology Co., Ltd. and its subsidiaries, a PRC limited liability company and wholly owned subsidiary of Senmiao Consulting;

●	“Yicheng” refers to Sichuan Senmiao Yicheng Assets Management Co., Ltd., formerly named Yicheng Financial Leasing Co., Ltd., a PRC limited liability company and our wholly owned subsidiary in China; and

●	“Youlu” refers to Chengdu Youlu Technology Ltd., our former variable interest entity in China.

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common stock in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, before deciding whether to invest in this offering.

Overview

Senmiao is not a Chinese operating company but a U.S. holding company incorporated in the State of Nevada on June 8, 2017. As a holding company with no material operations of its own, Senmiao conducts a substantial majority of its operations through its operating entities established in the PRC, including its subsidiaries and former variable interest entities (“VIEs”). Senmiao received the economic benefits of its former VIEs’ business operations through certain contractual arrangements. The VIE structure was used to allow non-Chinese companies to consolidate the financial statements of the China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities. As of March 31, 2022, Senmiao has terminated all its VIE Agreements and has no VIEs in its consolidation scope for its consolidated financial statements since March 31, 2022.

We provide automobile transaction and related services focusing on the online ride-hailing industry in the People’s Republic of China (“PRC” or “China”) through our wholly owned subsidiaries, Yicheng, Corenel and Jiekai, and our majority owned subsidiary, Hunan Ruixi, and its equity investee company and former VIE, Jinkailong. Since October 2020, we have been operating an online ride-hailing platform through XXTX, which is a wholly owned subsidiary of Senmiao Consulting. XXTX’s platform enables qualified ride-hailing drivers to provide transportation services mainly in Chengdu, Changsha, Guangzhou and other 23 cities in China as of the date of this prospectus. Our business includes Automobile Transaction and Related Services and Online Ride-hailing Platform Services, which constituted a series of services as follows:

Automobile Transactions and Related Services

Our automobile transaction and related services (the “Automobile Transaction and Related Services”) are mainly comprised of (i) automobile operating lease where we provide car rental services to individual customers to meet their personal needs with lease term no more than twelve months (the “Auto Operating Leasing”); (ii) automobile financing where we provide our customers with auto finance solutions through financing leases (the “Auto Financing”); (iii) automobile sales where we sell new purchased or used cars to our customers (the “Auto Sales”); (iv) service fees from new energy vehicles (“NEVs”) leasing and purchase services where we charge NEVs lessees or automobile purchasers for a series of the services provided to them throughout the leasing or purchase process based on the chosen product solutions, such as credit assessment, preparation of financing application materials, assistance with closing of financing transactions, license and plate registration, payment of taxes and fees, purchase of insurance, installation of GPS devices, ride-hailing driver qualification and other administrative procedures; and (v) other supporting services provided to online ride-hailing drivers. Our Operating Entities started the facilitation and supporting services in November 2018, the sale of automobiles in January 2019, and financial and operating leasing in March 2019, respectively.

Auto Operating Leasing

We, through our subsidiaries, Hunan Ruixi, Corenel, and former VIE, Jinkailong (the “Auto Business Entities”) in China, have generated revenue since March 2019 from operating lease services, where the Auto Business Entities lease their own automobiles, sublease automobiles leased from third-parties or rendered from certain online ride-hailing drivers they served before with their authorization, to other individuals, including new online ride-hailing drivers, for a lease term of no more than twelve months. Due to the intense competition and the COVID-19 pandemic, as of March 31, 2022, approximately 1,327 historical online ride-hailing drivers have exited the online ride-hailing business and rendered their automobiles to Hunan Ruixi is and Jinkailong. Hunan Ruixi is and Jinkailong was authorized to sublease or sell these drivers’ automobiles in order to offset the repayments those drivers owed to us and the financial institutions. The Auto Business Entities leased over 2,300 automobiles with an average monthly rental income of approximately $460 per automobile, resulting in rental income of $1,722,480, for the year ended March 31, 2022. Excluding Jinkailong, our other Auto Business Entities leased over 1,600 automobiles with an average monthly rental income of $389 per automobile, resulting in a rental income of $2,570,959, for the nine months ended December 31, 2022.

Auto Financial Leasing

Hunan Ruixi began offering auto financing services in March 2019 and began to generate interest income from providing financial leasing services to ride-hailing drivers in April 2019. In a self-operated financing transaction, Hunan Ruixi is a lessor and a customer (i.e., online ride-hailing driver) is a lessee. Hunan Ruixi offers to the customer a selection of automobiles that were purchased by Hunan Ruixi in advance. The customer will choose the desirable automobile to be purchased and enter into a financing lease with Hunan Ruixi. During the term of the financing lease, the customer will have use rights with respect to the automobile. Hunan Ruixi will obtain title to the automobile upfront and retain such title during the term of the financing lease, as lessor. At the end of the lease term, the customer will pay a minimal price and obtain full title of the automobile after the financing lease is repaid in full. In connection with the financing lease, the customer will enter into a service agreement with Hunan Ruixi. We recognized a total interest income of $101,828 and $30,965 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

Auto Sales

Our Auto Business Entities are also engaged in the sales of automobiles through Hunan Ruixi and our former VIE, Jinkailong. Due to the increased competition in the online ride-hailing markets in Chengdu and Changsha, and the adverse impact of COVID-19 across mainland China, our Auto Business Entities have shifted their business focus to automobile leasing so the sales of automobiles has significantly decreased. Excluding Jinkailong, our other Auto Business Entities sold one new and five used automobiles, resulting in income of $26,019 during the year ended March 31, 2022. We sold 41 used automobiles resulting in income of $225,900 during the nine months ended December 31, 2022.

Service fees from NEVs leasing

Our Auto Business Entities charge lease service fees to lessees who rent NEVs from us, in accordance with the increasing demand for NEVs in the online ride-hailing industry in Chengdu, Changsha and Guangzhou. The amount of services fees for NEV leasing is based on its product solutions. We had revenue of $126,227 and $291,675 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

Auto Management and Guarantee Services and automobile purchase services

The management and guarantee services of Hunan Ruixi are and the management and guarantee services of Jinkailong were provided to online ride-hailing drivers after the delivery of automobiles, covering (i) management services including, without limitation, ride-hailing driver training, assisting with purchase of insurances, insurance claims and after-sale automobile services, handling traffic violations and other consulting services; and (ii) guarantee services for the obligations of online ride-hailing drivers under their financing arrangement with financial institutions. The management and guarantee fees of Hunan Ruixi are and the management and guarantee fees of Jinkailong were based on the costs of our services and the results of our credit assessment of the automobile purchasers. We had revenue of $73,554 and $31,659 for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively.

As of December 31, 2022 and March 31, 2022, the maximum contingent liabilities that Hunan Ruixi would be exposed to, was approximately $0.47 million and $0.8 million, respectively, assuming all automobile purchasers were in default, which could cause an increase in guarantee expense and cash outflow in financing activities. As of December 31, 2022 and March 31, 2022, the maximum contingent liabilities of Jinkailong, our equity investee company and former VIE, would be exposed to were approximately $4.7 million and $6.3 million, respectively, assuming all automobile purchasers were in default. As of March 31, 2022, approximately $4.8 million, including interest of $286,000, due to financial institutions, of all the automobile purchases Jinkailong serviced were past due.

Hunan Ruixi also generates revenues from providing a series of automobile purchase services throughout the automobile purchase transaction process, including sales-type lease. We had revenue of $1,468 from two new automobiles purchase transactions during the year ended March 31, 2022. While we had revenue of $21,192 from ten automobiles purchase transactions during the nine months ended December 31, 2022.

Since November 22, 2018, the acquisition date of Hunan Ruixi, and as of March 31, 2022, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $26.1 million, sold an aggregate of 1,423 automobiles with a total value of approximately $13.8 million and delivered approximately 2,321 automobiles under operating leases and 131 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers. As of December 31, 2022, the Auto Business Entities have facilitated financing for an aggregate of 1,687 automobiles with a total value of approximately $24.4 million, sold an aggregate of 1,465 automobiles with a total value of approximately $14.1 million and delivered approximately 2,942 automobiles under operating leases and 139 automobiles under financing leases to customers, the vast majority of whom are online ride-hailing drivers.

Ride-Hailing Platform Services

As part of our goal to provide an all- solution for online ride-hailing drivers as well as to increase our competitive power in an increasingly competitive online ride-hailing industry and to take advantage of the market potential, in October 2020, we, through XXTX, began operating an online ride-hailing platform (called Xixingtianxia) in Chengdu. Our ride hailing platform enables qualified ride-hailing drivers to provide application-based transportation services in China. XXTX holds a national online reservation taxi operating license. The platform is presently servicing ride-hailing drivers in 26 cities China, including Chengdu, Changsha, Guangzhou and so on, providing them with a platform to view and take customer orders for rides. XXTX currently collaborates with Gaode Map, a well-known aggregation platform in China on our ride-hailing platform services. Under the collaboration, when a rider searches for taxi/ride-hailing services on the aggregation platform, the platform provides such rider a number of online ride-hailing platforms for selection, including ours and if our platform is selected by the rider, the order will then be distributed to registered drivers on our platform for viewing and acceptance. The rider may also simultaneously select multiple online ride-hailing platforms, in which case, the aggregation platform will distribute the requests to different online ride-hailing platforms which they cooperate with, based on the number of available drivers using the platform in a certain area and these drivers’ historical performance, among other things. XXTX generates revenue from providing services to online ride-hailing drivers to assist them in providing transportation services to the riders looking for taxi/ride-hailing services. XXTX earns commissions for each completed order as the difference between an upfront quoted fare and the amount earned by a driver based on actual time and distance for the ride charged to the rider (the “Online Ride-hailing Platform Services”). XXTX settles its commissions with the aggregation platforms on a weekly basis.

The following chart illustrates our typical process of our ride-hailing platform services:

The acquisition of XXTX has brought us a new stream of revenue and helped achieve our goal of providing an all-encompassing solution for online ride-hailing drivers. During the year ended March 31, 2022, approximately 11.5 million rides with gross fare of approximately $37.3 million were completed through Xixingtianxia and an average of over 9,500 ride-hailing drivers completed rides and earned income through Xixingtianxia (the “Active Drivers”) each month. During the year ended March 31, 2022, we earned online ride-hailing platform service fees of approximately $2.7 million, netting off approximately $3.4 million incentives paid to Active Drivers.

During the nine months ended December 31, 2022, approximately 4.8 million rides with gross fare of approximately $15.7 million were completed through Xixingtianxia and an average of over 5,200 Active Drivers each month. During the nine months ended December 31, 2022, we earned online ride-hailing platform service fees of approximately $3.0 million, netting off approximately $0.4 million in incentives paid to Active Drivers.

Our executive offices are located in Chengdu City, Sichuan Province, China. Substantially all of our operations are conducted in China. We plan to expand our driver base for the platform and automobile rental business while strengthening the royalty of the drivers who both lease our cars and use our platform while expanding, but our platform is available to others. We plan to launch Xixingtianxia in more cities across China in the next 12 months.

Our Corporate History

Senmiao Technology Limited was incorporated in the State of Nevada on June 8, 2017. It established a wholly owned subsidiary, Senmiao Consulting in China in July 2017. Sichuan Senmiao, our former VIE, now a majority owned subsidiary of Senmiao Consulting, was established in China in June 2014. Senmiao Consulting provided services to Sichuan Senmiao, pursuant to a series of contractual arrangements (the “VIE Agreements”) with Sichuan Senmiao and each of its equity holders. Senmiao Consulting became the primary beneficiary of Sichuan Senmiao. The contractual arrangements had been in place since the establishment of Senmiao Consulting (the “Restructuring”). On March 23, 2022, shareholders with 94.5% equity interests of Sichuan Senmiao and Senmiao Consulting terminated the VIE Agreements. On March 28, 2022, these shareholders further sold a total of 94.5% equity interests of Sichuan Senmiao to Senmiao Consulting with a total consideration of zero due to continuous loss. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly.

On September 25, 2016, Sichuan Senmiao acquired a P2P platform (including website, internet content provider (“ICP”) registration, operating systems, servers, management system, employees and users) from Sichuan Chenghexin Investment and Asset Management Co., Ltd. (“Chenghexin”), which had established and operated the platform for two years prior to our acquisition (the “Acquisition”), for a total cash consideration of RMB69,690,000 (approximately $10.1 million). Prior to the Acquisition, Sichuan Senmiao was a holding company that owned a 60% equity interest in an equity investment fund management company. Sichuan Senmiao sold its 60% equity interest for a cash consideration of RMB60 million (approximately $8.9 million) immediately following the Acquisition, in order to focus on the online marketplace lending business. The Company ceased the online lending services business in October 2019.

On November 21, 2018, Senmiao entered into an Investment and Equity Transfer Agreement (the “Investment Agreement”) with Hunan Ruixi and all the shareholders of Hunan Ruixi, pursuant to which Senmiao acquired an aggregate of 60% of the equity interest of Hunan Ruixi with a consideration of zero. Senmiao closed the acquisition on November 22, 2018 and agreed to make a cash contribution of $6,000,000 to Hunan Ruixi, representing 60% of its registered capital, in accordance with the Investment Agreement. Senmiao has made the full cash contributions (in the aggregate amount of $6,000,000) to Hunan Ruixi. Hunan Ruixi holds a business license for automobile sales and financial leasing and has been engaged in automobile financial leasing services and automobile sales since March 2019 and January 2019, respectively.

Hunan Ruixi had a wholly owned subsidiary, Ruixi Leasing, a PRC limited liability company formed in April 2018 with a registered capital of RMB10 million (approximately $1.5 million). Ruixi Leasing had no operations and was dissolved in June 2022.

Hunan Ruixi also owns 35% equity interest in Jinkailong and used to receive economic benefits of the remaining 65% equity interest through two voting agreements with other shareholders of Jinkailong. On March 31, 2022, the voting agreements were terminated by other shareholders of Jinkailong and Hunan Ruixi. As a result, Jinkailong ceased to be a VIE. Jinkailong is an automobile transaction and related services company in Chengdu City, Sichuan Province, China, which primarily targets drivers in the ride-hailing service sector, focus on automobile operating lease, and facilitates sales and financing transactions for its clients and provides relevant after-transaction services to them. Although Jinkailong was ceased from our consolidation scope since March 31, 2022, Huana Ruixi, Corenel and Jiekai continuously provide automobile transaction and related services similar to Jinkailong in Changsha and Chengdu.

In May 2019, Senmiao formed its wholly owned subsidiary, Yicheng, with a registered capital of $50 million in Chengdu City, Sichuan Province, China. Yicheng obtained its business licenses for automobiles sale and has engaged in the sales of automobiles since June 2019. Yicheng used to have a license of financial leasing, which was terminated since June 2022. As of the date of this prospectus, Senmiao has made contributions in an aggregate amount of $5,750,000 to Yicheng.

On September 11, 2020, Senmiao Consulting entered into an Investment Agreement relating to XXTX with all the original shareholders of XXTX, pursuant to which Senmiao Consulting would make an investment of RMB3.16 million (approximately $0.5 million) in XXTX in cash and obtain 51% equity interest accordingly. As of the date of this prospectus, the Company had remit approximately full amount of investment to XXTX pertained to above mentioned XXXT Investment Agreement.

On October 23, 2020, the registration procedures for the change in shareholders and registered capital were completed and XXTX became a majority owned subsidiary of Senmiao Consulting. On February 5, 2021, Senmiao Consulting and all the original shareholders of XXTX entered into a supplementary agreement related to XXTX’s Investment agreement (the “XXTX Increase Investment Agreement”). Under the XXTX Increase Investment Agreement, all the shareholders of XXTX agreed to increase the total registered capital of XXTX to RMB50.8 million (approximately $7.14 million). Senmiao Consulting shall pay another investment amounted to RMB36.84 million (approximately $5.18 million) in cash in exchange of additional 27.74% of XXTX’s equity interest. As of the date of this prospectus, the Company had remit approximately RMB36.60 million ($5.30 million) to XXTX pertained to above mentioned XXXT Increase Investment Agreement.

On October 22, 2021, the Company, Senmiao Consulting, XXTX and its other shareholders further entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which the Company, through Senmiao Consulting, purchased all of the remaining equity interests the original shareholders hold in XXTX at a total purchase price of $3.5 million, payable in the Company’s shares of common stock, par value $0.0001 per share at a per share price of the average closing price of a share of common stock reported on the Nasdaq Capital Market for ten (10) trading days immediately preceding the date of the Share Swap Agreement. On November 9, 2021, the issuance of 533,167 (5,331,667 pre reverse split) shares of the Company’s common stock for this transaction has been completed and on December 31, 2021, the registration procedures for the change in shareholders was completed. As a result, XXTX became a wholly-owned subsidiary of Senmiao Consulting. As of the filing date of these unaudited condensed consolidated financial statements, Senmiao Consulting has made a cumulative capital contribution of RMB39.76 million (approximately $5.76 million) to XXTX and the remaining amount is expected to be paid before December 31, 2025. As of the date of this prospectus, XXTX had ten wholly owned subsidiaries and only one of them has operations.

In December 2020, Senmiao Consulting formed a wholly owned subsidiary, Corenel, with a registered capital of RMB10.0 million (approximately $1.6 million) in Chengdu City, Sichuan Province. Corenel is engaged in automobile operating lease since March 2021.

In December 2020, Hunan Ruixi and a third party jointly formed a subsidiary, Chengdu Xichuang Technology Service Co., Ltd. (“Xichuang”), with a registered capital of RMB200,000 (approximately $32,000) in Chengdu City, Sichuan Province. Hunan Ruixi holds 70% of the equity interests of Xichuang. In August 2021, Hunan Ruixi signed an equity transfer agreement with the remaining shareholder of Xichuang. Pursuant to the equity transfer agreement, the remaining shareholder of Xichuang would transfer 30% of his shares to Hunan Ruixi for free. However, in November 2021, Xichuang was dissolved. The dissolution of Xichuang did not have a material impact to the Company’s financial results.

In April 2021, Senmiao formed Senmiao Technology (Hong Kong), Ltd. (“Senmiao HK”), a limited liability company with a registered capital of $10,000 in Hong Kong. We hold 99.99% of the equity interests of Senmiao HK. As of the date of this prospectus, Senmiao HK has no operations.

In March 2022, Corenel and another company in Chengdu formed a subsidiary, Jiekai, with a registered capital of RMB500,000 (approximately $80,000) in Chengdu City, Sichuan Province. Corenel holds 51% equity interests of Jiekai. Jiekai is engaged in automobile operating lease business since April 2022.

Our Corporate Structure

The following diagram illustrates the Company’s corporate structure, including its subsidiaries and equity investment as of the date of this prospectus:

Recent Developments

1-for-10 Reverse Stock Split

We implemented a 1-for-10 reverse stock split on our common stock, which became effective on April 6, 2022. In connection with the reverse stock split, we filed a Certificate of Change with the State of Nevada to reduce the authorized number of shares of our common stock from 100,000,000 shares to 10,000,000 shares, the reduction at the same ratio as its issued and outstanding shares of common stock. No amendment to our Articles of Incorporation and no stockholder’s approval are required pursuant to Nevada Revised States 78.207 and 78.209.

November 2021 Private Placement

On November 10, 2021, Senmiao completed a private placement (the “Private Placement”) of approximately $5 million with certain institutional investors. Pursuant to the securities purchase agreement, Senmiao sold its Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) to initially acquire up to an aggregate number of shares of common stock of Senmiao equal to the number of shares of common stock to be issued upon conversion of the Preferred Shares at $0.68 per share (the “Initial Conversion Price”). The purchase price for the Preferred Shares was $1,000 per each Preferred Share.

FT Global acted as the exclusive placement agent for the Private Placement and received a cash fee equal to 7.5% of the aggregate proceeds received by Senmiao in the Private Placement. In addition to the cash fees, Senmiao issued to FT Global warrants to purchase an aggregate of up to 7.5% of the aggregate number of the Conversion Shares. The placement agent warrants shall generally be on the same terms and conditions as the investor warrants, exercisable at a price of $0.68 per share, provided that placement agent warrants will not provide for certain anti-dilution protections included in the investor warrants.

Senmiao raised approximately $4.4 million in the Private Placement, net of placement agent fees and other expenses, to support our working capital requirements. In connection with the Private Placement, Senmiao also issued warrants to the investors to purchase up to an aggregate number of shares of common stock equal to the number of shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock at the Initial Conversion Price. Pursuant to the Warrants Purchase Agreement of the November 2021 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock (“Stock Combination Event”) and the event market price is less than the original exercise price of $0.82 then in effect, then on the sixteenth (16th) trading day immediately following such Stock Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $1.13 and the total number of shares of the November 2021 Investors Warrants was adjusted to 5,335,763.

Pursuant to the certificate of designations for the Series A Convertible Preferred Stock (the “COD”), at any time after the initial issuance date, each holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such holder into shares of Common Stock (the “Conversion Shares”) at Initial Conversion Price, which shall be adjusted to the greater of $0.41 per share or 85% of the closing bid price of Senmiao’s Common Stock reported on the NASDAQ Capital Market on the Applicable Date. As the 1-for-10 reverse stock split on the Company’s common stock became effective on April 6, 2022, the exercise price of the November 2021 Investors Warrants was adjusted to $4.10. As of April 25, 2023, 3,459 shares of Series A Convertible Preferred Stock had been converted to 1,596,125 shares of common stock. On August 9, 2022, we agreed with certain investors to further reduce the conversion price of the Series A Convertible Preferred Shares from $4.10 to $2.00 and to increase the number of the shares of common stock that are available to be issued upon conversion of the Preferred Shares from 1,092,683 to 2,240,000.

Former VIE Agreements with Sichuan Senmiao

Senmiao Consulting, Sichuan Senmiao and all the shareholders of Sichuan Senmiao (the “Sichuan Senmiao Shareholders”) entered into an Equity Interest Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, Power of Attorneys, and Timely Report Agreements in September 2017 (collectively, the “Sichuan Senmiao VIE Agreements”). For the details of such agreements, please refer to the audited financial statements contained in our annual report on Form 10-K filed with the SEC on July 15, 2022. According to the VIE Agreements, Senmiao Consulting was the primary beneficiary of Sichuan Senmiao, and the financial statements of Sichuan Senmiao are consolidated in the accompanying consolidated financial statements. On March 23, 2022, Senmiao Consulting and other shareholders holding 94.5% equity interests of Sichuan Senmiao terminated the Sichuan Senmiao VIE Agreements and purchased Sichuan Senmiao’s 94.5% equity interests with total consideration of zero. Sichuan Senmiao became the majority owned subsidiary of Senmiao Consulting accordingly. The termination and equity transaction has no significant impact on the consolidated financial statements.

Former Voting Agreements with Jinkailong’s Other Shareholders

Hunan Ruixi entered into two voting agreements signed in August 2018 and February 2020, respectively, as amended (the “Voting Agreements”), with Jinkailong and other Jinkailong’s shareholders holding aggregate of 65% equity interest. Pursuant to the Voting Agreements, all other Jinkailong’s shareholders will vote in concert with Hunan Ruixi on all fundamental corporate transactions in the event of a disagreement for periods of 20 years and 18 years, respectively, ending on August 25, 2038.

On March 31, 2022, Ruixi entered into an Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong (the “Termination Agreement”), pursuant to which the Voting Agreements mentioned above shall be terminated as of the date of the Termination Agreement. The termination will not impair the past and future legitimate rights and interests of all parties in Jinkailong. As of March 31, 2022, the parties no longer maintained a concerted action relationship with respect to the decision required to take concerted action at its shareholders meetings as stipulated in the Voting Agreements. Each party shall independently express opinions and exercise various rights such as voting rights and perform relevant obligations in accordance with the provisions of laws, regulations, normative documents and the Jinkailong’s articles of association.

As a result of the Termination Agreement, the Company no longer has a controlling financial interest in Jinkailong and has determined that Jinkailong was deconsolidated from the Company’s consolidated financial statements effective as of March 31, 2022. However, as Hunan Ruixi still holds 35% equity interests in Jinkailong, Jinkailong is the equity investee company of the Company since then. As of March 31, 2022 and December 31, 2022, the paid-in capital of Jinkailong is zero.

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Former VIE Agreements with Youlu

On December 7, 2021, XXTX entered into a series of contractual arrangements (collectively, the “Youlu VIE Agreements”) with Youlu and each of its equity holders (“Youlu Shareholders”). The term of Youlu is similar to the VIE Agreements with Sichuan Senmiao as described above. According to the VIE Agreements, Youlu was obligated to pay XXTX service fees approximately equal to its net income. Youlu’s entire operations were, in fact, directly controlled by XXTX. There were no unrecognized revenue-producing assets that were held by Youlu. However, on March 31, 2022, the Youlu VIE Agreements were terminated by XXTX and Youlu Shareholders. As Youlu had limited operation, the termination has no significant impact on our consolidated financial statements.

Actual and Potential Impact of Ongoing Coronavirus (COVID-19) in China on Our Business

Impact on the Automobile Transactions and Related Services

Our Automobile Transactions and Related Services have been gradually recovering from the adverse impact of COVID-19 pandemic. As of December 31, 2022, 107 online ride-hailing drivers Hunan Ruixi serviced rendered their automobiles to Hunan Ruixi. As a result, we recorded accumulated allowance for doubtful accounts of approximately $372,006 for them. As most of the leasing term of the automobiles we delivered in Changsha in prior periods has come to the end, during the nine months ended December 31, 2022, the number of newly rendered automobiles decreased to 7 as compared with 25 during the nine months ended December 31, 2021.

However, our daily cash flow will be adversely impacted as a result of the unsatisfied collection from the online ride-hailing drivers and our potential guarantee expenditure pursuant to the financing agreements we guaranteed. Our cash flow has been adversely impacted by local resurgences of COVID-19 in Chengdu, Changsha and Guangzhou while the COVID measures in China keep applying the current control and prevention measures especially from September to November 2022, which had negative impact on the online ride-hailing market accordingly due to travel restriction. In addition, our automobile purchasers and lessees may be unable to generate sufficient income to make their monthly installment payments, which may create a significant risk of continuing default from our automobile purchasers or lessees. As a result, we may have to repay the defaulted amount as a guarantor or lose the monthly rental revenue. If we experience a widespread default by our automobile purchasers/lessees, our cash flow and results of operations will be materially and adversely affected. As a consequence, we could face shortfalls in liquidity without extra financing resources for the foreseeable future and lose the ability to grow our business or may even be required to scale down or restructure our operations..

Impact on the Ride-Hailing Platform Services

XXTX commenced the operation of its online ride-hailing platform since late October 2020 and have witnessed the decrease in online ride-hailing orders in July 2021, November 2021, February 2022, September 2022 and December 2022, when Chengdu, Changsha and Guangzhou reported several confirmed COVID-19 cases. Under the zero-tolerance approach to smothering Covid outbreaks in China, the local government usually ensured concrete and effective measures to fight against the resurgence, including suspending some traffic activities in certain medium-risk and high-risk areas. Fewer people took ride-hailing trips as a result and the average daily rides completed through our platform decreased and our income decreased accordingly. The average daily rides completed through our platform decreased by approximately 20% to 30% compared to that before the reporting of the new COVID-19 cases in these cities and recovered one to two weeks later as the new confirmed cases were fully under control. Furthermore, the online ride-hailing services in Chengdu was temporally suspended by the Municipal Communications Commission of Chengdu from September 1 to September 18, 2022, when Chengdu reported accumulated over 1,000 COVID-19 cases since late August 2022. We also had no income from the online ride-hailing platform services in Chengdu during those periods. The total number of rides completed through our platform in September 2022 decreased by approximately 35% compared with the prior months. Consequently, the income of our Automobile Transaction and Related Services customers who ran their business through the online ride-hailing platforms also decreased during this period.

Since March 2022, major outbreaks of the Omicron variant of COVID-19 occurred in many parts of China. These outbreaks resulted in lockdowns, highway closures and other restrictive measures across China, which caused severe hardships to countless dealers and consumers. Furthermore, Chengdu suffered an infection peak in the middle of December, after China shifted the prevention and control of COVID-19 infection strategy in December 2022. Base on the surveys released from Sichuan Provincial Center for Disease Control and Prevention, the actual infection rate of the surveyed population was estimated to be over 80 percent. And the peak of positive detection in the whole province was concentrated from December 12 to 23, which caused significant decreasing orders for online ride-hailing in December. The central government of China has adjusted the prevention and control measures of COVID-19, and gradually restored the order of production and life, which would bring optimism for us to operate our online ride-hailing platform in the next 12 months. We may have a larger cash outflow in our daily operations in the next twelve months as we expand our Online Ride-hailing Platform Services in more cities in China and incur more marketing and promotion expenses. Our cash flow situation may worsen if the COVID-19 pandemic resurges in China.

Any of these factors related to COVID-19 and other similar or currently unforeseen factors beyond our control could have an adverse effect on our overall business environment, causing uncertainties in the regions in China where we conduct business, and causing our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Corporate Information

Our principal executive offices are located at 16F, Building A, Shihao Square, Middle Jiannan Blvd., High-Tech Zone, Chengdu, Sichuan, China 610000, and our telephone number is +86 28 61554399. Our website address is http://www.senmiaotech.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, any subsequent Quarterly Report on Form 10-Q and our other filings with SEC, all of which are incorporated by reference in this prospectus.

These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

The Holding Foreign Companies Accountable Act, or the HFCAA, and the related regulations continue to evolve. Further implementations and interpretations of or amendments to the HFCAA or the related regulations, or a PCAOB determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

On April 21, 2020, SEC released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the Company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the Company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements.

Our auditor prior to October 12, 2022, Friedman LLP (“Friedman”), the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, was an auditor of companies that are traded publicly in the United States and a firm that was registered with the PCAOB, and was subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Friedman was combined with Marcum LLP on September 1, 2022 and filed its application to withdraw its PCAOB registration on December 30, 2022. As of the date of the prospectus, our current auditor, Marcum Asia CPAs LLP (“Marcum Asia”), is headquartered in New York, New York, and subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. Neither Friedman nor Marcum Asia is subject to the determinations announced by the PCAOB on December 16, 2021.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China (together, the “PRC Authorities”). The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Report”) its determination that the PCAOB was able to secure complete access to inspect and investigate audit firms in the People’s Republic of China (PRC), and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Report, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Report, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. The PCAOB may reassess its determinations and issue new determinations consistent with the HFCAA at any time.

The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. Each year, the PCAOB will determine whether it can inspect and investigate completely accounting firms headquartered in mainland China and Hong Kong. Furthermore, the Accelerating HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time. Our securities may be prohibited from trading if our auditor cannot be fully inspected. While the Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such inability could cause trading in the Company’s securities to be prohibited under the Accelerating HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. If trading in our common stock is prohibited under the Accelerating HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our common stock. A termination in the trading of our securities or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities.

Further developments related to the HFCAA could add uncertainties to our offering. We cannot assure you what further actions the SEC, the PCAOB or the stock exchanges will take to address these issues and what impact such actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create uncertainty for investors, the market price of our common stock could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement. Such a delisting would substantially impair your ability to sell or purchase our common stock when you wish to do so, and would have a negative impact on the price of our common stock.

The approval of the China Securities Regulatory Commission (“CSRC”) may be required in connection with this offering under series of PRC regulations recently adopted, and, if required, we cannot assure you that we will be able to obtain such approval.

On December 24, 2021, the China Securities Regulatory Commission, or the “CSRC”, published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Measures”, collectively with the Draft Provisions, the “Draft Rules”) for public comments. The Draft Rules lay out specific filing requirements for overseas listing and offering by PRC domestic companies and include unified regulation management and strengthening regulatory coordination.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which will take effect on March 31, 2023. The Trial Measures supersede the Draft Rules and clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their shareholders between 1 and 10 million RMB for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation.

As the Trial Measures have not yet come into effect, we are currently unaffected by them. However, according to the Trial Measures, upon effectiveness, as a company listed on Nasdaq, we could be subject to the filing process if we conduct any offering of securities after the effective date of the Trial Measures of March 31, 2023. As the Trial Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, there is uncertainty that if we are subject to such filing requirements under the Trial Measures, we will be able to get clearance from the CSRC in a timely fashion.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continues,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

●	our goals and strategies, including our ability to expand our automobile transaction and related services business and our online ride-hailing platform services business in China;

●	our management’s ability to properly develop and achieve any future business growth and any improvements in our financial condition and results of operations;

●	the impact by public health epidemics, including epidemic prevention policies against Covid-19 in China on the industries we operate in and our business, results of operations and financial condition;

●	the growth or lack of growth in China of disposable household income and the availability and cost of credit available to finance car purchases;

●	the growth or lack of growth of China’s online ride-hailing, automobile financing and leasing industries;

●	taxes and other incentives or disincentives related to car purchases and ownership;

●	fluctuations in the sales and price of new and used cars and consumer acceptance of financing car purchases;

●	changes in online ride-hailing, transportation networks, and other fundamental changes in transportation pattern in China;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our customer base;

●	our plans to invest in our automobile transaction and related services business and our online ride-hailing platform services business;

●	our ability to maintain positive relationships with our business partners;

●	competition in the online ride-hailing, automobile financing and leasing industries in China;

●	macro-economic and political conditions affecting the global economy generally and the market in China specifically; and

●	relevant Chinese government policies and regulations relating to the industries in which we operate.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated or over which we may not have any control. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those that are expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus and our other periodic reports filed by us with the SEC. Should one or more of these risks or unanticipated risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described in our periodic reports are not exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock issuable upon conversion of the Series Preferred Stock and exercise of the Warrants to purchase shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. See “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We have also agreed to bear all fees and expenses incident to our obligation to register the shares of our common stock being offered by this prospectus.

DESCRIPTION OF OUR SECURITIES

General

The following description of our common stock, Series A Convertible Preferred Stock and Warrants does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which we may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Nevada law.

As of the date of this prospectus, we are authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 7,893,040 shares of common stock were issued and outstanding and 5,000 shares of Series A Convertible Preferred Stock were issued and outstanding, and our shares of common stock outstanding were held of record by 61 shareholders. These figures do not include securities that may be issued: (i) pursuant to outstanding warrants to purchase shares of our common stock, (ii) pursuant to our 2018 Equity Incentive Plan or (iii) pursuant to outstanding Series A Convertible Preferred Stock that may be converted into shares of our common stock.

We may issue secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities. We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock, the rights and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Series A Convertible Preferred Stock

On November 8, 2021, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors pursuant to which we sold to certain investors, in a private placement, 5,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) authorized and outstanding pursuant to a certificate of designations for the Series A Convertible Preferred Stock (the “COD”). Each holder of Series A Convertible Preferred Stock is entitled to convert such Series A Convertible Preferred Stock into shares of common stock at $4.10. On August 9, 2022, the Board approved and the investors in the Purchase Agreement agreed that the conversion price of the Series A Convertible Preferred Stock be reduced from $4.10 to $2.00, and the number of the shares of common stock that are available to be issued upon conversion of the Series A Convertible Preferred Stock be increased from 1,092,683 to 2,240,000.

Holders of Series A Convertible Preferred Stock shall have no voting rights, except as required by law. Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors. The right of the holders of Series A Convertible Preferred Stock to receive dividends is pari passu to the right of the holders of our common stock. In addition, holders of Series A Convertible Preferred Stock shall be entitled to receive certain dividends or other distributions of our assets (or rights to acquire its assets) declared or made to any or all holders of shares of our common stock, by way of return of capital or otherwise, as if such holder of Series A Convertible Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of the Series A Convertible Preferred Stock immediately prior to the record date for such distribution. Further, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of our common stock ( “Purchase Rights”), then each holder of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the shares of Series A Convertible Preferred Stock held by such holder immediately prior to the record date.

In the event of the liquidation, dissolution or winding up of our company or its subsidiaries the assets of which constitute all or substantially all of the assets of our business, holders of Series A Convertible Preferred Stock shall be entitled to receive in cash out of our assets, the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into common stock immediately prior to the date of such payment, such right to receive such cash to be pari passu to the right of the holders of our common stock.

The foregoing description of the Series A Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the COD, which was filed as Exhibit 3.1 to the Current Report on Form 8-K filed on November 8, 2021 and is incorporated by reference herein.

Warrants

Pursuant to the Purchase Agreement, we also issued to certain investors a total of 5,335,763 warrants to purchase shares of common stock, each warrant entitling the holder to one share of common stock (the “Investor Warrants”). The Investor Warrants have a term of five years and are exercisable by the holders at any time at an exercise price of $1.13 per share, subject to the cashless exercise provisions contained in the warrant agreement governing the Investor Warrants. We also issued to the placement agent in the private placement warrants to purchase up to 55,149 shares of common stock at an exercise price of $6.80, subject to the cashless exercise provisions contained in the warrant agreement governing the Placement Agent Warrants (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”). The exercise price and the number of shares issuable upon exercise of the Warrants are subject to an adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise price of the Warrants are also subject to an adjustment in the event that we issue or are deemed to issue shares of common stock for less than the applicable exercise price of such Warrants. However, the exercise price of the Investor Warrants shall not be lower than $0.7125 as a result of an adjustment, unless we have obtained Stockholder Approval (as defined below). The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% or 9.99% as the Investor chooses.

Pursuant to the agreements governing the Warrants, no holder of a Warrant, by virtue of holding or having a beneficial interest in the Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or exercise any rights whatsoever as a stockholder of our company unless, until and only to the extent such holders become holders of record of shares of common stock issued upon settlement of Warrants.

In the event of a Fundamental Transaction (as defined in the Warrants), holders of Warrants are entitled to receive upon an exercise of a Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the expiration date of the Warrants, in lieu of the shares of our common stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrant been exercised immediately prior to the applicable Fundamental Transaction.

The foregoing description of the Investor Warrants and the Placement Agent Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the agreements governing the warrants, which were filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 8, 2021 and Exhibit 4.1 to the Current Report on Form 8-K filed on November 12, 2021, respectively and are incorporated by reference herein.

Dividends

We have not declared any cash dividends on our common stock since inception and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

Stock Market Listing

Our common stock is currently listed on the Nasdaq Capital Market and trades under the symbol “AIHS.”

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder and the number of shares of common stock that each Selling Stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Stockholders hereunder may be acquired by the Selling Stockholders upon the conversion of the Series A Convertible Preferred Stock and the exercise by the Selling Stockholders of the Warrants that are held by the Selling Stockholders. The shares of common stock that may be offered by the Selling Stockholders hereunder consist of (i)  720,706 shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock, (ii) 5,310,762 shares of common stock issuable upon the exercise of the Investor Warrants and (iii) 55,149 shares of common stock issuable upon the exercise of the Placement Agent Warrants. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the Selling Stockholders has acquired the Series A Convertible Preferred Stock (and the shares of common stock issuable upon the conversion thereof) and the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Series A Convertible Preferred Stock and the Warrants, none of the Selling Stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Stockholders under the registration statement of which this prospectus forms a part.

In accordance with the terms of a registration rights agreement with the holders of the Series A Convertible Preferred Stock and the Warrants, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of common stock issued or issuable pursuant to Certificate of Designations, (ii) the maximum number of shares of common stock issued or issuable upon exercise of the warrants, in each case, determined as if the outstanding preferred shares and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Series A Convertible Preferred Stock and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more than the number of shares being offered by this prospectus.

Because a Selling Stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number (1)	Percent (2)	Shares (3)	Number	Percent
Intracoastal Capital, LLC (4)	928,024	4.99%	800,364	127,660	1.46%
3i, LP (5)	1,220,577	4.99%	1,050,364	170,213	1.88%
Anson Investments Master Fund LP (6)	1,591,593	4.99%	1,400,104	191,489	2.03%
Sabby Volatility Warrant Master Fund, Ltd.(7)	1,065,070	4.99%	1,065,070	0	0
Anson East Master Fund LP (8)	531,243	4.99%	467,413	63,830	0.76%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (9)	764,577	4.99%	764,577	0	0
Hudson Bay Master Fund Ltd. (10)	533,576	4.99%	533,576	0	0
F. Alec Orudjev (11)	9,000	0.11%	9,000	0	0
Jian Ke (12)	119,887	1.52%	46,147	73,740	0.93%

(1)	Assumes the Warrants held by the Selling Stockholders are exercised in full solely for the purpose of this section.

(2)	Based on 7,843,040 shares issued and outstanding as of April 27, 2023. Amounts shown include shares of our common stock underlying the Series A Convertible Preferred Stock and common stock underlying the Warrants that is exercisable currently or within 60 days, giving retroactive effect to the 1-for-10 reverse stock split effected on April 6, 2022.

(3)	Assumes sale of all shares available for sale under this prospectus and no further acquisitions of shares by the Selling Stockholders.

(4)	Includes 0 and 800,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 127,660 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by Intracoastal Capital LLC (“Intracoastal”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Intracoastal to exercise that portion of the Series A Convertible Preferred Stock and the Warrants that would result in Intracoastal and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(5)	Includes 275,000 and 775,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 170,213 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by 3i, LP are subject to a beneficial ownership limitation of 4.99%, which does not permit 3i, LP to exercise that portion of the Series A Convertible Preferred Stock and Warrants that would result in 3i, LP and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP and in such capacity has the right to vote and dispose of the securities held by 3i, LP. The business address of 3i is 140 Broadway Fl 38, New York, NY 10005.

(6)	Includes 0 and 1,400,104 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 191,489 shares of our common stock issuable upon the exercise of warrants previously held by the holder. The Series A Convertible Preferred Stock and Warrants held by Anson Investments Master Fund LP (“Anson Investments”) are subject to a beneficial ownership limitation of 4.99%, which does not permit Anson Investments to exercise that portion of the Series A Convertible Preferred Stock and the Warrants that would result in Anson Investments and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(7)	Includes 264,706 and 800,364 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), and Hal Mintz, manager of Sabby Management, LLC, share voting and investment power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(8)	Includes 0 and 467,413 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively, and 63,829 shares of our common stock issuable upon the exercise of warrants previously held by the holder. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(9)	Includes 231,000 and 533,577 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(10)	Includes 0 and 533,576 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the Warrants, respectively. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities. Address: c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor Greenwich CT 06830.

(11)	Mr. Orudjev is the General Counsel of FT Global Capital, Inc. (Member FINRA/SIPC). Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

(12)	Mr. Ke is the President of FT Global Capital, Inc. Address: 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants to permit the resale of these shares of common stock by the holders of the preferred shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock registered for resale hereby has been passed upon for us by Flangas Law Group.

EXPERTS

The consolidated balance sheets of our Company and its subsidiaries as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flow for the years then ended appearing in this registration statement have been incorporated by reference in the registration statement in reliance on the reports of Friedman LLP, given the authority of such firms as an expert in accounting and auditing. Friedman LLP was our independent auditor from 2019 until 2022. Friedman LLP’s address is One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006. Marcum Asia CPAs LLP has been our independent auditor since 2022. The change in auditors was due to the combination of Friedman LLP with Marcum Asia CPAs LLP effective September 1, 2022.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We maintain a website at www.senmiaotech.com. Webcasts of presentations we make at certain conferences may also be available on our website from time to time. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (but excluding any information in such documents that has been furnished to, rather than filed with, the SEC):

●	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC on July 15, 2022;

●	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2022, September 30, 2022, and December 31, 2022, as filed with the SEC on August 15, 2022, November 14, 2022, and February 14, 2023, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on April 6, 2022, April 28, 2022, April 29, 2022, May 9, 2022, August 9, 2022, August 15, 2022, October 17, 2022, November 14, 2022, February 14, 2023, and April 5, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed on March 14, 2022; and

●	The description of our securities contained in Amendment No. 7 to the Company’s Registration Statement on Form S-1 filed on March 14, 2018.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Senmiao Technology Limited

Chief Executive Officer

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu

Sichuan, People’s Republic of China

+86 28 61554399

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with this offering. All the amounts shown are estimates except for the SEC registration fee and FINRA fee.

SEC registration fee		$1,249.65
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*	Estimated expenses are presently not known and cannot be estimated.

Item 15. Indemnification of Directors and Officers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions of the Company

The Company’s articles of incorporation provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to indemnification by the Company. The Company is permitted by the articles of incorporation to purchase and maintain insurance in connection with its indemnification obligations. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	If the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8)	(i) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (ii) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(11)	That:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Amendment No.7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

3.2	Certificate of Amendment to Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.2 to the Amendment No.7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

3.3	Certificate of Change of the Company, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

3.4	Certificate of Correction of the Company, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

3.5	Bylaws of the Company, incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Company with the SEC on October 30, 2017.

3.6	Amendment to Bylaws, effective as of August 12, 2021, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021

3.7	Certificate of Designations of Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

4.1	Form of Series A Warrant, incorporated herein by reference to Exhibit 4.1 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.2	Form of Series B Warrant, incorporated herein by reference to Exhibit 4.2 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.3	Form of Placement Agent Warrant, incorporated herein by reference to Exhibit 4.3 on the Current Report on Form 8-K filed by the Company with the SEC on June 18, 2019

4.4	Description of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, incorporated herein by reference to Exhibit 4.4 on the Annual Report on Form 10-K filed by the Company with the SEC on July 9, 2020

4.5	Form of Warrant relating to the August 2020 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2020

4.6	Form of Placement Agent Warrant relating to the February 2021 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

4.7	Form of the Investor’s Common Stock Purchase Warrant relating to the May 2021 offering, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

4.8	Form of the Placement Agent’s Common Stock Purchase Warrant relating to the May 2021 offering, incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

4.9	Form of the Investor Warrant in connection with November 2021 Private Placement, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

4.10	Form of the Placement Agent Warrant in connection with November 2021 Private Placement, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 12, 2021

5.1	Legal Opinion of Flangas Law Group

10.1	Exclusive Business Cooperation Agreement, dated September 18, 2017, by and between Sichuan Senmiao Zecheng Business Consulting Co., Ltd. and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.2	Form of Equity Interest Pledge Agreement by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Sichuan Senmiao Ronglian Technology Co., Ltd. and each equity holder of Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.2 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.3	Exclusive Option Agreement, dated September 18, 2017, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Sichuan Senmiao Ronglian Technology Co., Ltd. and each equity holder of Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.3 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.4	Form of Power of Attorney, incorporated herein by reference to Exhibit 10.4 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.5	Timely Reporting Agreement, dated September 18, 2017, by and between Sichuan Senmiao Ronglian Technology Co., Ltd. and the Company, incorporated herein by reference to Exhibit 10.5 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.7	Lease Agreement, dated April 1, 2018, by and between Xiaodong Yang, Pin Li and Hong Li, as landlord, and Senmiao Consulting, as tenant, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.8	Lease Agreement, dated April 1, 2018, by and between Xiaodong Yang, Pin Li and Hong Li, as landlord, and Sichuan Senmiao, as tenant, incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.9	Employment Agreement, dated August 1, 2018, by and between Sichuan Senmiao and Haitao Liu, incorporated herein Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018

10.10	Employment Agreement between the Company and Chunhai Li, incorporated herein by reference to Exhibit 10.18 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.11	Form of Director Offer Letter, incorporated herein by reference to Exhibit 10.19 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.12	Loan Agreement, effective January 1, 2017, by and between Xiang Hu and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.22 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.13	Loan Agreement, effective January 1, 2017, by and between Jun Wang and Sichuan Senmiao Ronglian Technology Co., Ltd., incorporated herein by reference to Exhibit 10.23 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

10.14	Investment and Equity Transfer Agreement, dated as of November 21, 2018, by and among Senmiao Technology Limited, Hunan Ruixi Financial Leasing Co., Ltd., Hunan Ruipin Cultural Industry Co., Ltd., Luziyun International Group (Southeast Asia) Shares Limited and Chengdu Little Monkey Information and Technology Co., Ltd. incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 28, 2018

10.15	Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification Agreement, dated August 26, 2018, by and among Sichuan Jinkailong Automobile Leasing Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Xiaoliang Chen, Xi Yang, Yiqiang He and Xiaohui Luo, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.16	Amendment to Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification Agreement, dated October 16, 2018, by and among Sichuan Jinkailong Automobile Leasing Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Xiaoliang Chen, Xi Yang, Yiqiang He and Xiaohui Luo, incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.17	Collaboration Agreement, dated August 13, 2019, by and between Didi Chuxing Technology Co., Ltd. and Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.18	Collaboration Agreement, dated December 6, 2019, by and between Didi Chuxing Technology Co., Ltd. and Hunan Ruixi Financial Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.19	Consulting Service Agreement, dated March 26, 2019, by and between Didi Chuxing Technology Co., Ltd. and Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on February 14, 2020

10.20	Voting Agreement, dated August 26, 2018, by and among Hunan Ruixi Financial Leasing Co., Ltd. and certain shareholders of Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.21	Amendment to the Voting Agreement, dated November 11, 2018, by and among Hunan Ruixi Financial Leasing Co., Ltd. and certain shareholders of Sichuan Jinkailong Automobile Leasing Co., Ltd., incorporated herein by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on February 19, 2019

10.22	Employment Agreement, dated as of May 27, 2019, by and between Senmiao Technology Limited and Xi Wen, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 30, 2019

10.23	Employment Agreement, dated as of September 17, 2018, by and between the Company and Xiaoyuan Zhang, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 20, 2018

10.24	Form of Securities Purchase Agreement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.25	Form of Lock-Up Agreement, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.26	Form of Leak-Out Agreement, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on June 18, 2019

10.27	Form of Hunan Ruixi Financial Leasing Contract, incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.28	Form of Hunan Ruixi Service Agreement, incorporated herein by reference to Exhibit 10.31 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.29	Form of Jinkailong Automobile Affiliation Agreement, incorporated herein by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed with the SEC on July 5, 2019

10.30	Voting Agreement, dated February 13, 2020, by and between Hunan Ruixi Financial Leasing Co., Ltd. and Chengdu Simushi Technology Co., Ltd., incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K filed with the SEC on July 9, 2020

10.31	English Translation to Investment Agreement, dated July 4, 2020, by and among Hongyi Industrial Group Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and other shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 8, 2020

10.32	Employment Agreement, dated as of September 11, 2020, by and between the Company and Haitao Liu, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 14, 2020

10.33	English Translation to Investment Agreement, dated July 4, 2020, by and among Hongyi Industrial Group Co., Ltd., Hunan Ruixi Financial Leasing Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and other shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 8, 2020

10.34	Underwriting Agreement, dated August 4, 2020, by and among Senmiao Technology Limited, The Benchmark Company, LLC and Axiom Capital Management, Inc., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2020

10.35	Form of Placement Agent Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.36	Form of Securities Purchase Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.37	Form of Lock-up Agreement relating to the February 2021 offering, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on February 9, 2021

10.38	Form of Securities Purchase Agreement relating to the May 2021 offering, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

10.39	Placement Agency Agreement dated May 11, 2021 (including Form of Lock-Up Agreement in the exhibit) relating to the May 2021 offering, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 11, 2021

10.40	English Translation of the Investment Agreement, dated September 11, 2020, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.40 of the 10-K filed on July 15, 2022.

10.41	English Translation of the Supplementary Agreement to the Investment Agreement, dated February 5, 2021, by and among Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.41 of the 10-K filed on July 15, 2022.

10.42	English Translation of the Termination Agreement of the Investment Agreement, dated July 2, 2021, by and among Hongyi Industry Group Co., Ltd., Sichuan Jinkailong Automobile Leasing Co., Ltd. and its shareholders, incorporated herein by reference to Exhibit 10.42 of the 10-K filed on July 15, 2022.

10.43	Share Swap Agreement, dated October 22, 2021, by and among Senmiao Technology Limited, Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Hunan Xixingtianxia Technology Co., Ltd. and the shareholders of Hunan Xixingtianxia Technology Co., Ltd., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 28, 2021**

10.44	Form of Securities Purchase Agreement in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

10.45	Form of Registration Rights Agreement in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 8, 2021

10.46	Placement Agent Agreement dated November 7, 2021 in connection with the November 2021 Private Placement, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 8, 2021.

10.47	English Translation of Agreement for the Termination of the Agreement for Concerted Action by Shareholders of Jinkailong, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2022.

14.1	Code of Ethics, incorporated herein by reference to Exhibit 14.1 to the Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on March 14, 2018

21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 of the 10-K filed on July 15, 2022.

23.1	Consent of Friedman LLP

23.2	Consent of Flangas Law Group (included in Exhibit 5.1) *

24.1	Power of Attorney (included on signature page) *

107	Filing Fee Table

* Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, People’s Republic of China, on the 5th day of May 2023.

SENMIAO TECHNOLOGY LIMITED

By:	/s/ Xi Wen
Xi Wen
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Xi Wen and Xiaoyuan Zhang, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including without limitation any and all pre- and post-effective amendments thereto, and any registration statement relating to the same offering as this Registration Statement relates that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing in connection therewith, and ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Xi Wen	Chairman of the Board, President,	May 5, 2023
Xi Wen	Chief Executive Officer and Secretary (Principal Executive Officer)

/s/ Xiaoyuan Zhang	Chief Financial Officer and Treasurer	May 5, 2023
Xiaoyuan Zhang	(Principal Financial and Accounting Officer)

*	Director	May 5, 2023
Trent D. Davis

*	Director	May 5, 2023
Xiaojuan Lin

*	Director	May 5, 2023
Sichun Wang

*	Director	May 5, 2023
Jie Gao

*By:	/s/ Xi Wen
Xi Wen
Attorney-in-fact